Exhibit H

FINANCIAL STATEMENTS

Financial statements of:

VIROMENT CAPITAL, LLC

Period from January 27, 2020 (date of inception) to February 7, 2020

CONTENTS
VIROMENT CAPITAL, LLC	PERIOD FROM JANUARY 27, 2020 (DATE OF INCEPTION)
(See Independent Accountant’s Review Report)	TO FEBRUARY 7, 2020

Suite 1600 100 Washington Avenue South Minneapolis, MN 55401-2192 P 612.332.5500 F 612.332.1529 www.sdkcpa.com

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

To the Members

Viroment Capital, LLC

Woodbury, MN

We have reviewed the accompanying financial statements of Viroment Capital, LLC, which comprise the balance sheet as of February 7, 2020, and the statement of operations and cash flows for the period from January 27, 2020 (date of inception) to February 7, 2020, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to these financial statements for it to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountant’s Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

February 10, 2020

Service   ■   Dedication   ■   Knowledge

VIROMENT CAPITAL, LLC	BALANCE SHEET
(See Independent Accountant’s Review Report)	FEBRUARY 7, 2020

Assets:
Cash	$200
Finance costs in-process	18,000

Total assets	$18,200

Liabilities and members’ deficit:
Accrued expenses	$14,000
Due to related party	5,000

Total liabilities	19,000

Members’ deficit	(800)

Total liabilities and members’ deficit	$18,200

See notes to financial statements.

STATEMENT OF OPERATIONS AND MEMBERS’ DEFICIT
VIROMENT CAPITAL, LLC	PERIOD FROM JANUARY 27, 2020 (DATE OF INCEPTION)
(See Independent Accountant’s Review Report)	TO FEBRUARY 7, 2020

Expenses, general and administrative & net loss	$(1,000)

Members’ equity, beginning	-

Member capital contributions during the period	200

Members’ deficit, ending	$(800)

See notes to financial statements.

STATEMENT OF CASH FLOWS
VIROMENT CAPITAL, LLC	PERIOD FROM JANUARY 27, 2020 (DATE OF INCEPTION)
(See Independent Accountant’s Review Report)	TO FEBRUARY 7, 2020

Cash flows from operating activities:
Net loss	$(1,000)
Adjustments to reconcile net loss to net cash from operating activities:
Expense paid by related party	1,000

Net cash provided by operating activities	-

Cash flows provided by financing activities, member contributions	200

Net change in cash	200

Cash, beginning

Cash, ending	$200

Supplemental disclosure of non cash financing activities:
Finance costs in-process:
Accrued	$14,000
Paid by related party	$4,000

See notes to financial statements.

NOTES TO THE FINANCIAL STATEMENTS
VIROMENT CAPITAL, LLC	PERIOD FROM JANUARY 27, 2020 (DATE OF INCEPTION)
(See Independent Accountant’s Review Report)	TO FEBRUARY 7, 2020

1. Nature of business and significant accounting policies:

Nature of business:

Viroment Capital, LLC (the Company) was formed on January 27, 2020 and plans to organize barn build packages for the pork industry and lease the barns to the hog growers. The barns will be primarily financed through bank and other financing. The Company does not have revenue to date and has not commenced business operations.

Management plans:

The Company currently has no operations, and is planning to raise crowdfunding debt and capital from member contributions. Continuing as a going concern is dependent upon raising funds sufficient for management to execute its plan to bring the company into commercial and sustainable viability.

Income taxes:

The Company has been organized as a limited liability company. As such, the Company is treated as a partnership for income tax purposes. The Company is not taxed as a separate entity; rather, the income or loss of the Company is included in its members’ individual income tax returns. Therefore, no provision for income taxes is included in these financial statements. The Company follows guidance regarding the recognition and measurement of uncertain tax positions.

Finance costs in process:

Finance costs in process consist of fees related to debt financing that has not closed as of the balance sheet date. These costs will offset debt obtained in the future. Additional fees may be due as part of success fees for the raising the debt.

Accounting estimates:

Management uses estimates and assumptions in preparing the financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

Subsequent events:

In preparing this financial statement, the Company has evaluated events and transactions for potential recognition or disclosure through February 10, 2020, the date the financial statements were available to be issued.

2. Due to related party:

Due to related party consists of funds paid on behalf of the Company by a related party for organization and finance costs. These amounts are due on demand. The related party is an entity that is owned by one of the Company’s members.

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